CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of Fidelity Advisor Series VI: Fidelity Advisor Intermediate Municipal Income Fund (formerly Fidelity Advisor Limited Term Tax-Exempt Fund) and Fidelity Advisor Short-Intermediate Municipal Income Fund (formerly Fidelity Advisor Short-Intermediate Tax-Exempt Fund) of our reports dated January 11, 1996 on the financial statements and financial highlights included in the November 30, 1995 Annual Reports to Shareholders of Fidelity Advisor Intermediate Municipal Income Fund and Fidelity Advisor Short-Intermediate Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
February 22, 1996